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                                                                    EXHIBIT 10.3

                                OLY HIGHTOP, LLC


                               September 24, 1999


Mr. Joseph G. Beard
President
Westdale Asset Management, Ltd.
300 Commerce
Dallas, Texas 75226

         Re:  Walden Residential Properties, Inc.

Dear Joe:

         As you are aware, Oly Hightop, LLC, a Texas limited liability company ("OLY"), an affiliate of Olympus Real Estate Corporation, a Delaware corporation doing business in Texas as OREC Real Estate Corporation ("OREC"), Westdale Asset Management, Ltd. ("Westdale") and certain affiliates of Westdale have been engaged in discussions regarding the possible acquisition (the "Proposed Transaction") of Walden Residential Properties, Inc. ("Walden"). This letter is intended to confirm our understandings with regard to those discussions, particularly with respect to certain expense sharing arrangements and, as set forth on Annex A attached hereto, our intentions regarding certain ownership, management and fee arrangements that are conditioned upon the negotiation, execution and delivery of definitive documentation with regard to, and the consummation of, the Proposed Transaction.

         On May 14, 1999, OREC and Westdale each executed a letter setting forth certain matters regarding their discussions with Walden (the "May 14 letter"). On August 4, 1999, OREC and Westdale Properties America I, Ltd. ("Westdale Properties") each executed a letter (the "Indemnity Letter") setting forth certain agreements between OREC and Westdale Properties with respect to their obligations under a letter agreement among OREC, Westdale Properties, Bank Boston, N.A., and BancBoston Robertson Stephens Inc. (the "BKB Fee Letter"). On August 9, 1999, OREC, Westdale and Walden entered into a letter agreement (the "Exclusivity Agreement") granting OREC and Westdale a 45-day exclusive due diligence and negotiation period. The Exclusivity Agreement also provides that Walden will pay certain fees to OREC and Westdale and reimburse certain expenses of OREC and Westdale under certain circumstances as set forth in the Exclusivity Letter. OREC has subsequently assigned its rights under the Exclusivity Letter to OLY and Westdale has consented to that assignment.

         1. This letter agreement supersedes the May 14 Letter and represents our entire understanding with respect to the Proposed Transaction and the matters described in the May 14 Letter. Except to the extent that paragraph 2 below obligates Westdale to reimburse OLY for a portion of certain Transaction Expenses, the provisions of the Indemnity Letter shall remain unmodified hereby.


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Joseph G. Beard
September 24, 1999
Page 2


         2. Although neither of us shall have the authority to bind the other with regard thereto, we have agreed to share the economic burden of our respective expenses incurred heretofore or hereafter in connection with the Proposed Transaction (collectively, "Transaction Expenses"), including (a) fees and expenses of financial advisors and lenders (including those incurred pursuant to the BKB Fee Letter, unless excluded by paragraph 9 below), (b) the costs of appraisals, surveys, environmental and engineering reports and title searches and commitments, and (c) the reasonable fees and expenses of counsel engaged by OLY or Westdale. Without limiting the generality of the foregoing, the Transaction Expenses shall include the fees and expenses of Vinson & Elkins, L.L.P., counsel to OLY, and the fees and expenses of Jackson Walker, L.L.P., counsel to Westdale; provided, however, that from and after August 9, 1999, the fees and expenses of Jackson Walker L.L.P. which shall constitute Transaction Expenses shall be limited to time and expenses incurred by Susan Halsey and persons under her direction and the time and expenses of such other partners or employees of Jackson Walker L.L.P. as shall be requested by Vinson & Elkins, L.L.P. to provide assistance to them with regard to the Potential Transaction or as shall be incurred in connection with any litigation arising from or relating to the Proposed Transaction; and provided however that fees and expenses of counsel incurred in connection with litigation that may arise from or with respect to the Proposed Transaction shall not be Transaction Expenses unless the Proposed Transaction shall be successfully consummated. Each of the parties hereto agrees that they are not being represented by the other's counsel, notwithstanding any sharing of fees or expenses thereof. Transaction Expenses incurred prior to August 9, 1999 and after May 14, 1999 shall be allocated to and paid one half by OLY and one half by Westdale. Transaction Expenses incurred from and after August 9, 1999 shall be allocated and paid in accordance with the parties respective Transaction Percentages (as defined in paragraph 6 below.) OLY and Westdale shall, promptly upon request therefor, pay directly or reimburse, as the case may be, their respective shares of the Transaction Expenses.

         3. All amounts received from Walden pursuant to paragraph 6 of the Exclusivity Agreement and all amounts received from Walden or any other third party, as fees or as reimbursement of expenses, upon consummation or abandonment of any Proposed Transaction, or upon termination of any agreement relating thereto, shall be allocated and paid (i) first, to give effect to the sharing of expenses contemplated in paragraph 2 above, and (ii) second, to OLY and Westdale in accordance with their respective Transaction Percentages. In addition, any other consideration received from Walden or its affiliates pursuant to any definitive agreement contemplating the Proposed Transaction, shall be allocated and paid or delivered to OLY and Westdale in accordance with the preceding sentence.

         4. (a) If Walden is obligated to pay any amounts pursuant to paragraph 6 of the Exclusivity Agreement, or pursuant to any provision of the definitive documentation contemplating a Proposed Transaction, and does not pay such amounts, OLY and Westdale may jointly agree to seek to enforce the Exclusivity Agreement or definitive documentation in such manner as they shall


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Joseph G. Beard
September 24, 1999
Page 3


agree. In such event, the costs and expenses associated with such action shall be deemed Transaction Expenses and allocated and paid by OLY and Westdale in accordance with paragraph 2 above. If the parties are successful in enforcing the Exclusivity Agreement, any amounts received shall be allocated and paid in accordance with paragraph 3 above.

         (b) If either party elects not to seek to enforce the provisions of the Exclusivity Agreement or any definitive documentation contemplating a Proposed Transaction or, at any point after enforcement proceedings have commenced (upon payment of any expenses incurred in connection with such proceedings to such date) elects not to continue to fund such proceedings, the other party may pursue or continue to seek enforcement of the Exclusivity Agreement or such definitive documentation and shall bear all of the costs of such proceedings and shall be entitled to retain any and all benefits received as a result of such proceedings. The provisions of this paragraph 4(b) shall not modify the provisions of paragraphs 2 and 3 hereof, except that costs paid and benefits received by a single party pursuing an enforcement proceeding as contemplated in this paragraph 4(b) shall be excluded from the application thereof.

         5. The parties have agreed to consider the Proposed Transaction and to investigate one or more structures therefor. Currently, the parties expect to structure Westdale's participation in the Proposed Transaction as summarized on Exhibit A hereto. In addition, except as provided herein and in Exhibit A hereto, the parties have agreed that as between them, any equity investments of OLY and its affiliates, on one hand, and Westdale and its affiliates, on the other hand, in the Proposed Transaction will participate in and benefit from the Proposed Transaction on a pari passu basis, based upon their respective Transaction Percentages. Each of the parties recognizes and agrees, however, that OLY may obtain capital with which to meet its capital commitments contemplated in paragraph 6 hereof from one or more third parties, some of whom may not be affiliates of OLY, and may receive consideration with regard thereto. Westdale shall have no interest in or responsibility for any such arrangement or consideration, unless the parties shall specifically agree to the contrary. This letter does not constitute a legally enforceable agreement with respect to our current expectations regarding the Proposed Transaction, and each party's obligations are subject to the completion of their due diligence review of the business, products, assets and financial and other records of Walden and to the negotiation and execution of definitive agreements and the closing of the Proposed Transaction. Nonetheless, this letter does evidence OLY and Westdale's intention to proceed with the Proposed Transaction as contemplated above.

         6. For the purposes of this letter, the "Transaction Percentage" of OLY or Westdale, as the case may be, at any point in time, shall be the ratio between the equity capital committed by that party and its affiliates to the Proposed Transaction and the aggregate of all equity capital committed thereto by the parties. Initially, the parties have committed to provide an aggregate of $300,000,000 of equity capital, with Westdale and its affiliates providing $12,000,000 and OLY and its affiliates providing $288,000,000. To the extent that the actual equity investments differ from the


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Joseph G. Beard
September 24, 1999
Page 4


commitments in the preceding sentence, the parties' respective shares of Transaction Expenses already incurred shall be likewise adjusted.

         7. Each party acknowledges that it has no authority to enter into any agreement with Walden, or Walden's Board of Directors, representatives or advisors or any prospective lenders or joint venture partners or any other party in the name of, on behalf of, or otherwise binding on the other party, nor may it subject the other party to any other obligations or liabilities except as expressly authorized hereby, and it shall not represent that it has any such authority. The parties further acknowledge and agree that the current on-going discussions between Westdale and OLY regarding the Proposed Transaction are preliminary in nature and may be terminated by either party at any time for any or no reason without any liability or obligation to the other, other than with respect to Transaction Expenses incurred prior to the date of such termination. The parties further acknowledge and agree that none of this letter, the May 14 Letter, any proposals made to Walden, the Exclusivity Agreement nor the current on-going discussions are intended to (and shall not) create a legally binding obligation or commitment on the part of either party with respect to the negotiation or completion of the Proposed Transaction. It shall be and remain in the sole discretion of each party whether or not to enter into the Proposed Transaction or any transaction with the other party and neither party shall have any liability or obligation for failing to do so except as expressly provided herein.

         8. Consummation of the Proposed Transaction is subject to (a) a satisfactory due diligence review by each of the parties in their respective sole and absolute discretion, (b) negotiation, execution and delivery of definitive transaction documents in form and substance acceptable to each of the parties in their respective sole and absolute discretion, as evidenced by their written execution thereof, and (c) approval in writing of the terms and conditions of the Proposed Transaction and the definitive transaction documents by the investment committee of OLY which approval may be withheld in its sole and absolute discretion.

         9. In the event that either party ultimately elects not to pursue the Proposed Transaction with the other party, either party shall have the right to pursue the Proposed Transaction alone or with any other party without any liability or obligation to the other except for the obligation to reimburse Transaction Expenses and any other obligations expressly undertaken pursuant to this letter or in any other writing between the parties. In the event that either party shall pursue the Proposed Transaction without the other, the fees and expenses of Bank Boston, N.A. and BancBoston Robertson Stephens, Inc. that are the subject of the Indemnity Letter shall not be deemed Transaction Expenses and shall be governed by the Indemnity Letter.

         10. No modification, amendment or supplement may be made to this letter unless such modification, amendment or supplement is made in writing and executed by both parties. Any notices permitted or required hereunder shall be in writing and shall be personally delivered or sent


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Joseph G. Beard
September 24, 1999
Page 5


by telefacsimile (with electronic confirmation) to the other party at its address set forth on the signature page hereto, or at such other address as it may specify in writing in accordance with this sentence. This letter shall be governed by and construed in accordance with the laws of the State of Texas, without giving effect to the principles of conflicts of laws thereof. This letter may be executed in any number of counterparts (including by facsimile), each of which shall be deemed an original, and all such counterparts together shall constitute but one and the same agreement.


                                         OLY HIGHTOP, LLC

                                         By:    Oly Hightop, L.P., its Member

                                                By:   Oly Hightop Two GP, LLC,
                                                Its:  General Partner


                                                By: /s/ HAL R. HALL
                                                    ----------------------------
                                                Name: Hal R. Hall
                                                      --------------------------
                                                Title: Vice President
                                                       -------------------------


AGREED AND ACCEPTED:

WESTDALE ASSET MANAGEMENT, LTD.

By:    JGB Ventures I, Ltd.
Its:   General Partner

       By:    JGB Holdings, Inc.
       Its:   General Partner

       By:    /s/ Joseph G. Beard
              ------------------------
                  Joseph G. Beard
                  President


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                                     ANNEX A

Equity Commitment:         Westdale commits at least $12 million to the equity
                           of the pass through entity that will own Walden upon the completion of the Proposed Transaction ("NewCo").

Board Representation: Joe Beard and Ron Kimel will each be appointed to serve as members of Management Committee of NewCo upon the completion of Proposed Transaction. The voting power of these directorships will be proportional to Westdale's ownership percentage in NewCo.

Sourcing Fee:              Westdale will receive a $1 million sourcing fee upon
                           the closing of the Proposed Transaction.

Management Contract:       At the closing, Walden and Westdale will enter into a
                           one year management contract that will provide for a $500,000 annual management fee and on-site involvement by Joe Beard and members of Westdale management mutually agreeable to NewCo and Westdale.
                           The management contract will be terminable on 30 days written notice, without any further obligation to Walden, beginning six months after the closing of the Proposed Transaction.

Management Incentive
  Program: Westdale/Beard will be entitled to participate in the Walden equity incentive compensation plan at a level approved by the Management Committee of NewCo upon the same terms and conditions as Walden management.